Exhibit 10.4

FXCM INC.

ANNUAL INCENTIVE BONUS PLAN

FOR SPECIFIED EXECUTIVE OFFICERS

(2015-2016)

1.	Adoption and Purpose of the Plan. FXCM Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby adopts this FXCM Inc. Annual Incentive Bonus Plan for Specified Executive Officers (2015-2016) (the “Plan”) to provide certain key employees of the Company and its affiliates with additional incentives through the payment of bonuses based on the profitability of the Company and its affiliates, as well as other key corporate performance metrics.

2.	Effective Date. The effective date of the Plan is March 11, 2015.

3.	Administration. The Plan shall be administered by the Company or its designee (which may include the compensation committee of the board of directors of the Company) (the "Administrator"). Subject to the express provisions of this Plan, the Administrator shall have full authority, in its sole discretion, to (a) interpret (including, but not limited to, determining achievement of the performance measures and the resulting Annual Bonuses) and make changes to this Plan and (b) make all other determinations deemed necessary or advisable for the administration of this Plan. Decisions of the Administrator shall be final and binding on all persons, and shall be afforded the maximum deference permitted by law.

4.	Eligibility. Each individual selected by the Administrator for participation in the Plan for a Plan Year, as communicated in writing to such individual (each a "Participant", and, collectively, the "Participants"), shall be eligible to receive (subject to the terms hereof, including achievement of the objectives set forth below) an Annual Bonus under the Plan for such Plan Year.

5.	Annual Bonus. For each of calendar year 2015 and 2016 (the “Plan Year”), each Participant shall be entitled to receive a bonus (the “Annual Bonus”) based on a target amount equal to 200% of the Participant's base salary as of March 31, 2015 (the “Target Bonus”).

a.	For the Plan Year ending December 31, 2015 (the “2015 Plan Year”), the Annual Bonus shall be calculated as follows:

i.	Fifty (50%) percent of the Target Bonus (the “2015 Individual Objective Portion”) shall be earned if the Participant achieves each individual objective and goal set for the Participant by the Administrator or its designee (which may be the Participant's immediate superior) for the 2015 Plan Year and communicated to the Participant in writing.

ii.	Twenty five (25%) percent of the Target Bonus (the “2015 Leucadia Loan Portion”) shall be earned if, during the 2015 Plan Year, the Company makes repayments totaling at least $100,000,000 of Principal with respect to the loan evidenced by a credit agreement and letter agreement, each dated January 16, 2015, between the Company, FXCM Holdings, LLC, FXCM Newco, LLC and Leucadia National Corporation (the “Leucadia Loan”).

ANNUAL INCENTIVE PLAN (SPECIFIED EXECUTIVE OFFICERS)

iii.	Twenty five (25%) percent of the Target Bonus (the “2015 EBITDA Portion”) shall be earned if the Company is certified to have achieved an “Adjusted EBITDA” (as determined on a consolidated basis for the financial statements of the Company and its affiliates in accordance with GAAP, excluding (i) one-time items, including adjusting for the effect of EBITDA contribution of core-asset disposition, (ii) accrued bonuses under the Plan, and (iii) any expense items related to the Leucadia Loan) for the 2015 Plan Year equal to at least $70,000,000 (the “2015 EBITDA Target”).

iv.	The 2015 Leucadia Loan Portion and the 2015 EBITDA Portion shall be subject to the pro-ration provisions of Section 6.

b.	For the Plan Year ending December 31, 2016 (the “2016 Plan Year”), the Annual Bonus shall be calculated as follows:

i.	Fifty (50%) percent of the Target Bonus (the “2016 Individual Objective Portion”) shall be earned if the Participant achieves each individual objective and goal set for the Participant by the Administrator or its designee (which may be the Participant's immediate superior) for the 2016 Plan Year and communicated to the Participant in writing.

ii.	Twenty five (25%) percent of the Target Bonus (the “2016 Leucadia Loan Portion”) shall be earned if, prior to January 16, 2017 , the Leucadia Loan is paid in-full.

iii.	Twenty five (25%) percent of the Target Bonus (the “2016 EBITDA Portion”) shall be earned if the Company is certified to have achieved an Adjusted EBITDA for the 2016 Plan Year equal to at least $80,500,000 (the “2016 EBITDA Target”).

iv.	The 2016 EBITDA Portion shall be subject to the pro-ration provisions of Section 6.

c.	No Annual Bonuses or any other benefits shall be paid under this Plan with respect to any period after the 2016 Plan Year (except through January 16, 2017 with respect to the 2016 Leucadia Loan Portion).

d.	Except where expressly stated to the contrary herein, all references herein to the “Portions” shall mean each of the 2015 and 2016 Individual Objective Portions, the 2015 and 2016 Leucadia Loan Portions, and the 2015 and 2016 EBITDA Portions.

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6.	Pro-Ration of the 2015 Leucadia Loan Portion and 2015 and 2016 EBITDA Portions. In the event the goal set forth as a condition of the Participant’s entitlement to the 2015 Leucadia Loan Portion (repayment of a target dollar amount on the Leucadia Loan) or the 2015 or 2016 EBITDA Portions (achievement of the EBITDA Target for the given Plan Year) is only partially achieved with respect to a Participant (the “Goal Achievement Percentage”), the Participant shall be entitled to receive a pro-rated percentage of the maximum dollar amount that the Participant would have earned pursuant to Section 5 with respect to such Portion had the applicable condition been satisfied in full (the “Percentage of Full Bonus Opportunity”), in accordance with the following schedule:

Goal Achievement Percentage	Percentage of Full Bonus Opportunity
Less than 90%	0%
90-91.99%	10%
92-92.99%	20%
93-93.99%	30%
94-94.99%	40%
95-95.99%	50%
96-96.99%	60%
97-97.99%	70%
98-98.99%	80%
99-99.99%	90%
100% or more	100%

7.	Payment. Each Portion of the Annual Bonus shall be separately paid to a Participant as soon as administratively practicable after all conditions for entitlement to such Portion (or incremental Portion) are determined by the Administrator to have been satisfied, but in all cases no later than March 15 of the year immediately following the Plan Year for which such Portion was earned; provided, however, that the Participant shall not be entitled to receive any Portion of the Annual Bonus for a Plan Year if the Participant is not employed by the Company on the last day of the Plan Year (or solely with respect to the 2016 Leucadia Loan Portion, on January 16, 2017), unless otherwise determined by the Administrator. The Annual Bonus shall be paid in cash, except that any portion of the Annual Bonus paid to a Participant under this Plan with respect to a Plan Year in excess of 150% of such Participant's base salary for the Plan Year shall be paid to the Participant in the form of equity-based compensation. Any amounts payable to a Participant in cash under this Plan shall be paid to such Participant through the ordinary payroll of the Participant’s employer, except as otherwise determined by the Administrator, in its sole discretion.

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8.	No Promise of a Bonus. All Annual Bonuses shall be based solely on the achievement of the stated performance measures for any year, and any payment with respect to any year shall not create or assure any payment of any Annual Bonus (or Portion thereof) for any other year. Any claim by a Participant to any payment under this Plan shall be only an unsecured general obligation of the Company, and such employee will have no claim to any specific assets of the Company.

9.	No Right to Continued Employment/No Rights as a Member. This Plan shall not confer upon any Participant any right to, or guaranty of, continued employment or any other association with the Company or its affiliates.

10.	No Other Bonus Plans. This Plan shall supersede all other bonus plans or arrangements of the Company and its affiliates, and each Participant, as a condition of participation in this Plan, hereby waives his or her right to accrue a benefit under any such other plan or arrangement.

11.	Termination: The Company may terminate or amend the Plan at any time. In all circumstances, this Plan shall automatically terminate after full payment of all Annual Bonus amounts earned under the Plan for the 2016 Plan Year.

12.	Governing Law. This Plan shall be construed, administered and enforced in accordance with the laws of New York without regard to conflicts of law.

13.	Withholding. The Company shall be entitled to withhold from any payments made under this Plan any amount of withholding it determines is appropriate or necessary pursuant to applicable law and the Company’s payroll practices.

14.	Headings. The headings in this Plan have been inserted for convenience of reference only and in the event of any conflict, the text of this Plan, rather than such headings, shall control.

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